EXHIBIT 1.C

This Exhibit 1.C sets forth information with respect to each purchase or sale of Shares effectuated by the Investment Manager on behalf on the Farallon Funds in the past sixty days. Unless otherwise indicated, all transactions were effectuated in the open market through a broker.

TRADE DATE	NO. OF SHARES PURCHASED (P) OR SOLD (S)	PRICE PER SHARE ($)
8/10/2026	74,000 (P)	$52.96
8/7/2026	27,000 (P)	$53.21
8/7/2026	125,000 (P)	$53.83
8/6/2026	50,000 (P)	$52.73
8/6/2026	2,374 (P)	$55.01
8/6/2026	38,626 (P)	$55.02
7/17/2026	59,000 (S)	$55.77
7/16/2026	75,000 (S)	$55.63
7/13/2026	106,000 (S)	$55.77
7/13/2026	265,000 (P)	$55.82
7/9/2026	130,000 (P)	$56.92
7/8/2026	49,000 (P)	$56.07
6/25/2026	189,000 (S)	$53.30
6/25/2026	227,000 (P)	$53.35
6/22/2026	39,000 (S)	$51.34
6/22/2026	117,000 (P)	$51.37
6/18/2026	39,000 (S)	$51.92
6/18/2026	116,000 (P)	$51.94